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                                   Exhibit 11

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                    (in thousands - except per share amounts)


                                                    BASIC                    DILUTED
                                          Year ended September 30,   Year ended September 30,
                                               1998       1997           1998       1997
                                            ---------- ----------     ---------- ----------


   Net income........................      $ 14,320    $ 12,173       $ 14,320   $ 12,173
                                           ========    ========       ========   ========


   Average common shares outstanding
     during the period...............        43,554      43,406         43,554     43,406
   Average treasury shares held
     during the period...............        (4,515)     (3,464)        (4,515)    (3,464)
   Common shares issuable with
     respect to common equivalents
     for stock options...............             0           0            638        833
                                             ------      ------         ------     ------
   Average common shares outstanding.        39,039      39,942         39,677     40,775
                                             ======      ======         ======     ======


   Earnings per share:

   Net income........................      $   0.37    $   0.30       $   0.36   $   0.30
                                           ========    ========       ========   ========





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